Exhibit 4.54
FIRST PREFERRED MORTGAGE
by
ADVENTURE ELEVEN S.A.
as mortgagor
in favour of
HOLLANDSCHE BANK-UN1E N.V.
as mortgagee
DATED the 1st day of September 2008
- relating to

-m.v. “FREE MAVERICK”
NAUTADUTILH N.V.

ROTTERDAM

THIS FIRST PREFERRED MORTGAGE is made the 1st day of September 2008
BY:
ADVENTURE ELEVEN S.A., a company incorporated and existing under the laws of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (the “Mortgagor”)
IN FAVOUR OF:
HOLLANDSCHE BANK-UNIE N.V., a company incorporated and existing under the laws of the Netherlands, having its registered office at Coolsingel 104, 3011 AG Rotterdam, the Netherlands (the “Mortgagee”):
WHEREAS:
(1)	the Mortgagor is the sole, absolute, legal and beneficial owner of the vessel described and defined in clause 1.1:

(2)	by, and subject to and upon the terms and conditions of a credit agreement signed by the Mortgagee on the 12th day of August 2008 and by the Borrowers (as hereinafter defined) on the 14th day of August 2008 (as the same may be amended, supplemented or varied from time to time together with the therein referred to HBU General Banking Conditions of 1995 and HBU General Credit Provisions of July 2006 the “Financial Agreement”), a copy of which is annexed hereto as Exhibit A, the Mortgagee agreed to make available to the Borrowers (as hereinafter defined) as joint and several obligors:
(i)	an overdraft facility in the amount of USD 2,500,000 (two million five hundred thousand United States Dollars) (“Overdraft I”);

(ii)	an overdraft facility in the amount of USD 1,375,000 (one million three hundred seventy-five thousand United States Dollars (“Overdraft II”);

(iii)	an overdraft facility in the amount of USD 3,000,000 (three million United States Dollars) (“Overdraft III”);

(iv)	an overdraft facility in the amount of USD 34,600,000 (thirty-four million six hundred thousand United States Dollars) (“Overdraft IV”); and

(v)	an eight year roll-over loan facility in the principal amount of USD 27,000,000 (twenty-seven million United States Dollars), currently outstanding to the amount of USD 25,250,000 (twenty-five million two hundred fifty thousand United States Dollars) (“the Roll-Over Loan”)
(Overdraft I, Overdraft II, Overdraft III, Overdraft IV and the Roll-Over Loan together hereinafter referred to as the “Facility”):
(3)	it is a condition of the Financial Agreement that the Mortgagor shall execute in favour of the Mortgagee a FIRST Preferred Mortgage over the Vessel (as hereinafter defined) for securing the Outstanding Indebtedness (as hereinafter defined) in the form herein set out;

(4)	the Mortgagor in order to secure the repayment of the Facility and the payment of interest thereon and all other sums of moneys from time to time owing to the Mortgagee under the Financial Agreement and the performance and observance of and compliance with all the covenants, terms and conditions contained in the Financial Agreement and this Mortgage, has duly authorized the execution and delivery of this FIRST Preferred Mortgage under and pursuant to Chapter 3 of Title 21 of the Liberian Code of Law of 1956 (as amended)

which is executed by the Mortgagor in consideration of the Mortgagee making available the Facility.
NOW THIS MORTGAGE PROVIDES as follows.
1	Interpretation

1.1	In this Mortgage unless the context otherwise requires:

“Borrowers” means the Mortgagor, Adventure Two S.A., Adventure Three S.A. and Adventure Seven S.A., all of Majuro, Marshall Islands;

“Business Day” means a day on which the banks are open for business in Amsterdam, London and New York (whichever is applicable) for all kinds of business as contemplated herein and/or the Financial Agreement;

“DOC” means a document of compliance issued to an Operator in accordance with the ISM Code;

“Dollars” and “USD” means the lawful currency of the United States of America;

“Earnings” means all moneys whatsoever from time to time due or payable actually or contingently to the Mortgagor arising out of the use or operation of the Vessel, including without limitation all moneys payable to the Mortgagor under the Time Charter and all other freight, hire and passage moneys, moneys arising under any contract or other agreement or arrangement with any operator, income arising under pooling arrangements, compensation payable to the Mortgagor as a result of, or otherwise in connection with, the requisition of the Vessel for hire, remuneration for salvage and towage serviees, demurrage and detention moneys, and all damages for breach, and all payments for, or otherwise in connection with any variation or termination of any charterparty, contract or other agreement or arrangement in respect of, or otherwise in connection with the employment of the Vessel;
“Environmental Approvals” means any and all consents, approvals, licences, permits, exemptions or authorisations required under applicable Environmental Laws;

“Environmental Claim” means:
(a)	any and all enforcement, clean-up, removal or other governmental, judicial or regulatory action or order or claim instituted or made pursuant to any Environmental Law or resulting from a Spill; or

(b)	any claim made by any other party howsoever relating to a Spill;
“Environmental Incident” means any Spill:
(a)	from the Vessel;

(b)	from a vessel other than the Vessel in circumstances where:

(i)	the Vessel or the Mortgagor, the Operator or the Manager may be liable for Environmental Claims arising from the Spill (other than the Environmental Claims arising and fully satisfied before the date of this Mortgage); and/or

(ii)	the Vessel may be arrested or attached in connection with any Environmental Claim arising from such Spill;
“Environmental Law” means any and all national and international and state laws, rules, regulations, treaties, conventions and agreements whatsoever relating to the pollution or protection of human health or environment (including, without limitation the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Environmentally Sensitive Material” means pollutions, contaminants, toxic substances, oil and its products and all hazardous substances and any other substance whose release into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any one of the events of default specified and referred to in the Financial Agreement and/or clause 8:

“Facility” has the meaning given in recital (2) hereto;

“Financial Agreement” has the meaning given in recital (2) hereto;

“Insurances” means all policies and contracts of insurance, including without limitation all entries of the Vessel in a protection and indemnity or war risks association which are from time to time in place or taken out or entered into by or for the benefit of the Mortgagor in respect of, or otherwise in connection with, the Vessel and/or her Earnings or any part thereof and all the benefits thereof, including without limitation all claims of whatsoever nature and all return of premiums;

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (as amended, including any regulation issued thereunder), as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974;

“ISPS Code” means the International Ship and Port Facility Security Code (as amended, including any regulation issued thereunder), as adopted by the Assembly of the International Maritime Organisation;

“ISSC” means an international ship security certificate issued in respect of the Vessel in accordance with the ISPS Code;

“Major Casualty Amount” means USD 500,000 (five hundred thousand United States Dollar) or the equivalent thereof in any other currency;

“Management Agreement” means the agreement dated the 7th day of August 2008 and made between the Mortgagor and the Manager regarding the management of the Vessel;

“Manager” means FREE BULKERS S.A. or such other manager of the Vessel as approved by the Mortgagee in writing;

“Material Adverse Change” means (a) any material adverse change in the business, assets, condition (financial or otherwise), operations, performance or prospects of the Mortgagor or any of the other Security Parties, (b) any material adverse effect on the ability of the Mortgagor or any of the other Security Parties to perform any of its obligations under any of the Security Documents to which it is a party or (c) any material adverse effect on the validity, binding nature, or enforceability of any of the Security Documents;

“Operator” means any entity who is at any time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in the ISM Code;

“Outstanding Indebtedness” means (a) the aggregate of all sums of money actual or contingent, present or future due by the Borrowers as joint and several obligors to the Mortgagee under or in connection with the Security Documents or any of them and (b) all costs and expenses incurred in connection with the Security Documents, including any taxes payable by the Mortgagee (other than on net profit), as well as any reasonable costs and expenses incurred by the Mortgagee in connection with the Mortgagor’s failure to comply with or fulfil any obligation under the Security Documents at the time and in the manner required, including collection charges, disbursements, fees of legal consultants and other experts and costs of proceedings, irrespective against whom brought;

“Overdraft I” has the meaning given m recital (2) hereto;

“Overdraft II” has the meaning given in recital (2) hereto; “Overdraft III” has the meaning given in recital (2) hereto;

“Overdraft IV” has the meaning given in recital (2) hereto;

“Pollutant” means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws;

“Requisition Compensation” means all moneys or other compensation payable by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

“Roll-Over Loan” has the meaning given in recital (2) hereto;

“Security Documents” means the Financial Agreement, this Mortgage and any other such document as may be executed from time to time to secure and/or regulate the Outstanding Indebtedness;

“Security Interest” means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or other security interest or arrangement of any kind whatsoever;

“Security Parties” means the Borrowers and any other party to the Security Documents other than the Mortgagee at any relevant time;

“Security Period” means the period commencing on the date of this Mortgage and terminating on the date upon which all moneys payable or to become payable from time to time pursuant to the terms of the Financial Agreement, this Mortgage and/or any of the other Security Documents shall have been paid and discharged in full;

“SMC” means a safety management certificate issued in respect of the Vessel in accordance with the ISM Code;

“Spill” means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment;

“Time Charter” means the time charterparty dated 7 March 2008 and novation agreement dated 12 August 2008 in respect of the Vessel made between the Mortgagor and the Time Charterer;

“Time Charterer” means AWB (Geneva) S.A., of Geneva, Switzerland; “Total Loss” means:
(a)	actual or constructive or compromised or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

(c)	capture seizure arrest detention or confiscation of the Vessel by any government or entity or individual acting or purporting to act on behalf of any government unless the Vessel be released and restored to the Mortgagor from such capture seizure arrest detention or confiscation within thirty (30) days after the occurrence thereof;
“Vessel” means the Liberian flag vessel “FREE MAVERICK” with Official Number 13999, gross tonnage approximately 14,397, net tonnage approximately 8.314, built in 1998 at Hiroshima, Japan, by Kanda Shipbuilding Co. Ltd and includes her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter required.
1.2	In clause 6.1:
“excess risks” means the proportion (if any) of claims for general average and salvage charges and under the Institute Collision Clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

“protection and indemnity risks” means the usual risks (including pollution and a Freight Demurrage and Defence cover) covered by a protection and indemnity association including the proportion (if any) not recoverable in case of collision under the Institute Collision Clause;

“war risks” includes the risks of mines and all risks excluded from the standard form of English marine policy by the Institute War Exclusion Clause.

1.3	This Mortgage shall be read together with the Financial Agreement, but in the case of conflict between the two instruments the provisions of the Financial Agreement shall prevail in as far as it does not contravene the laws of the Republic of Liberia.

1.4	In this Mortgage:
(a)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Mortgage;

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(c)	references to clauses and schedules shall be construed as references to clauses of and schedules to this Mortgage;

(d)	an “entity” shall be construed to include any firm, company, association, partnership (whether or not having separate legal personality), institution, government (local, national or supranational), state, agency or sub division thereof or international organisation;

(e)	reference to any document including this Mortgage shall be construed as reference to such document as amended supplemented or varied from time to time;

(f)	words and expressions defined in the Financial Agreement shall, unless it is stated otherwise herein, have the same meaning when used in this Mortgage; and

(g)	the Mortgagee, the Mortgagor, the Borrowers, the Security Parties and any other entity or individual shall include their respective successors in title, estates and, in the event of an assignment permitted under this Mortgage, assignees.
2.	Representations and warranties

2.1	The Mortgagor hereby represents and warrants to the Mortgagee that:
(a)	Entitlement to grant Mortgage

it is fully entitled to grant this Mortgage and further to agree and perform the terms and conditions hereof and that such granting and performance will not cause the Mortgagor to be in breach of any agreement to which it is a party;

(b)	Ownership of Vessel

it is the sole, absolute, legal and beneficial owner of the Vessel;

(c)	Charter and sharing Earnings

the Vessel, save for the Time Charter, is not subject to any charter which, if entered into after the date of this Mortgage, would have required the consent of the Mortgagee under clause 6.1(k) and there is no existing agreement or arrangement whereby the Earnings may be shared with any other entity or individual;

(d)	Security Interest

the Vessel is not subject to any Security Interest (save as constituted by the Security Documents or otherwise permitted by the terms thereof); and

(e)	DOC, SMC and ISSC

the Operator has obtained and maintains a DOC (a true copy of which has been delivered to the Mortgagee) and has obtained and maintains a SMC and an ISSC (true copies of which have been delivered to the Mortgagee) in respect of the Vessel, all are in full force and effect and nothing has happened which might cause any of them to be withdrawn, suspended, cancelled or modified.
2.2	The Mortgagor hereby further represents and warrants to the Mortgagee that:
(a)	all applicable Environmental Laws and Environmental Approvals relating to the Vessel, its operation and management and the business of the Mortgagor (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with;

(b)	no Environmental Claim has been made or threatened or is pending against the Mortgagor, the Manager or otherwise in connection with the Vessel and not fully satisfied; and

(c)	no Environmental Incident has occurred.
3.	Payment covenants

The Mortgagor hereby covenants duly to observe and perform all its obligations under the Financial Agreement in accordance with the terms and conditions thereof and in particular:
(a)	to repay the Facility by the instalments and on the dates referred to and otherwise in the manner and upon the terms set out in the Financial Agreement;

(b)	to pay interest on the Facility and on other moneys payable under the Financial Agreement at the rate or rates from time to time applicable thereto in the manner and upon the terms set out in the Financial Agreement;

(c)	to pay all other moneys payable by the Mortgagor under or in connection with the Security Documents or any of them at the times and in the manner therein specified.
4.	Charging Clause

4.1	In pursuance of the Financial Agreement and in consideration of the premises and by way of security for payment of the Outstanding Indebtedness and the performance of the obligations under the Financial Agreement, this Mortgage and the other Security Documents of the Borrowers as joint and several obligors, the Mortgagor with full title guarantee hereby mortgages and charges and agrees to mortgage and charge to and in favour of the Mortgagee all its right, title and interest (present and future) to and in the Vessel TO HAVE AND HOLD the same unto and in favour of the Mortgagee forever upon the terms set forth in this Mortgage to secure the Outstanding Indebtedness and further to secure the performance and observance of and the compliance with the covenants, terms and conditions in the Financial Agreement, this Mortgage and the other Security Documents contained.

4.2	Notwithstanding anything to the contrary in this Mortgage it is not intended that any provision of this Mortgage shall waive the preferred status of this Mortgage and that if any provision or part thereof in this Mortgage shall be construed as waiving the preferred status of this Mortgage, then such provisions shall to such extent be void and of no effect.

4.3	The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Vessel and the Mortgagee shall not be under any obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Mortgagor to perform its obligations in respect thereof.

5.	Continuing security and other provisions

It is declared and agreed that:
(a)	the security created by this Mortgage and the other Security Documents shall be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all obligations of the Mortgagor under the Security Documents or any of them, express or implied;

(b)	the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness and shall be in addition to and shall not in any way prejudice or affect and may be enforced by the Mortgagee without prior recourse to the security created by any other of the Security Documents or by any other security now or hereafter held by the Mortgagee and shall not in any way be prejudiced or affected thereby or by the invalidity or unenforceability thereof or by the Mortgagee releasing, modifying or refraining from perfecting or enforcing any of the same or granting time or indulgence or compounding with any liable entity or individual;

(c)	all the rights, remedies and powers vested in the Mortgagee under this Mortgage shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee under any other of the Security Documents or at law (whether Liberia or otherwise) and that all the powers so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient; and

(d)	the Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action or to enforce any rights and benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under this Mortgage.
6.	Covenants

6.1	The Mortgagor further covenants with the Mortgagee throughout the Security Period:
(a)	Insurance
(i)	Type of insurances

to insure and keep the Vessel insured at the expense of the Mortgagor against:
(A)	fire and usual marine risks (including excess risks);

(B)	war risks;

(C)	protection and indemnity risks (including pollution risks and a freight demurrage and defence cover);

(D)	where the Vessel shall, at any time enter waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the United States Oil Pollution Act of 1990) oil pollution liability risks in excess of the cover for oil pollution liability risks included within the cover for protection and indemnity risks;
and, at the option of the Mortgagee, either (i) to effect and keep effected, in the name and for the benefit of the Mortgagee, but at the expense of the Mortgagor or (ii) to reimburse the Mortgagee on demand for any and all costs incurred by it in effecting and maintaining such insurance in relation to the Vessel:
(E)	a mortgagee’s interest insurance; and

(F)	where the Vessel shall, at any time enter waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the United States Oil Pollution Act of 1990) an insurance against the possible consequences of pollution due to, without limitation, oil or any other substance involving the Vessel including, without limitation, the risk of expropriation or sequestration of the Vessel or the imposition of any Security Interest having priority over the Mortgage (“Mortgagee’s Interest Insurance - Additional Perils (Pollution)”);

(ii)	Currency and amounts

to effect and keep effected the Insurances (if not effected by the Mortgagee) in such amounts and in such currency and upon such terms and through such brokers (hereinafter called the “approved brokers”) and with such insurance companies, underwriters, war risks and protection and indemnity associations (hereinafter called the “approved associations”) as shall from time to time be approved in writing by the Mortgagee PROVIDED HOWEVER that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Vessel with such war risks and protection and indemnity risks associations as shall from time to time be approved in writing by the Mortgagee and if so required by the Mortgagee (but without, as between the Mortgagor and the Mortgagee, liability on the part of the Mortgagee for premiums or calls) with the Mortgagee named as co-assured;

(iii)	Fleet cover

if any of the Insurances forms part of a fleet cover, to procure that the approved brokers and (as the case may be) the approved associations shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel such insurance in respect of the Vessel for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Mortgagee;

(iv)	Renewals

at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Mortgagee in writing of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Mortgagor for the purposes of the renewal of such insurances (subject to the Mortgagee’s approval of such brokers and/or associations) and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, (subject to compliance with any requirements of the Mortgagee pursuant to this clause 6.1(a), to renew (or procure the renewal of) such Insurances at least ten (10) days before the relevant policies, contracts or entries expire and to procure that such brokers and (as the case may be) such associations will at least seven (7) days before such expiry confirm such renewals in writing to the Mortgagee;

(v)	Payments

punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts or other evidence if and when so required by the Mortgagee;

(vi)	Guarantees, indemnities

to arrange for the execution of such guarantees or indemnities as may from time to time be required by or in connection with any protection and indemnity or war risks association or required by or in connection with a usual marine risks policy (including excess risks and war risks);

(vii)	Loss payable clause, notice of assignment

to procure that the interest of the Mortgagee shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances by means of a loss payable and notice of cancellation clause and a notice of assignment (signed by the Mortgagor) in such forms as from time to time required by the Mortgagee;

(viii)	Instruments of insurance

to procure that all instruments of the Insurances shall be deposited with the approved brokers and that such brokers shall (if so required by the Mortgagee) furnish the Mortgagee with pro forma copies thereof and a letter or letters of undertaking in such form as may from time to time be required by the Mortgagee;

(ix)	Letter(s) of undertaking

to procure that the protection and indemnity and/or war risks associations wherein the Vessel is entered shall (if so required by the Mortgagee) furnish the Mortgagee with a letter or letters of undertaking in such form as may from time to time be required by the Mortgagee;

(x)	Use of the Vessel

not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of the Insurances (including any warranties express or implied therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(xi)	Reimbursement

to reimburse to the Mortgagee on demand any costs or expenses incurred by the Mortgagee in obtaining (if and when so required by the Mortgagee) reports from an independent marine insurance broker appointed by the Mortgagee as to the adequacy of the insurances effected or proposed to be effected pursuant to this clause 6 and procure that there is delivered to such broker any and all such information in relation to such insurances as such broker may require;

(xii)	No consent, acts or omissions

not to make, do, consent or agree to any act or omission which would or might render any instrument of insurance invalid, void, voidable or unenforceable or render any sum paid thereunder repayable in whole or in part;

(xiii)	Co-operation with collecting insurance moneys

to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(xiv)	Application insurance moneys

to apply such sums receivable in respect of the Insurances other than in respect of a Total Loss and any major casualty (that is to say any casualty the claim in respect of which exceeds the Major Casualty Amount inclusive of any deductible) which shall be payable to the Mortgagee as are paid to the Mortgagor for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received;
(xv)	Voyage declaration

to make all such quarterly or other voyage declaration as may from time to time be required by the protection and indemnity risks association to maintain cover for trading (including, without limitation, trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990))
PROVIDED ALWAYS THAT the Mortgagee shall be entitled to review the requirements of this clause 6.1(a) from time to time in order to take account of significant changes in circumstances after the date of this Mortgage (such changes in circumstances include, without limitation, changes in the availability or the cost of insurance coverage). The Mortgagee may notify the Mortgagor in writing from time to time of any proposed modification to the requirements of this clause 6.1(a) which it deems appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Mortgagor as an amendment to this clause 6.1 (a) and shall bind the Mortgagor accordingly;
(b)	Name and Registration
not to change the name of the Vessel and to keep the Vessel registered with full registration as a Liberian ship in the Republic of Liberia at the Port of Monrovia in the name of the Mortgagor and not do or suffer to be done anything, or omit to do anything, the doing or omission of which could or might result in the Vessel being required to be registered otherwise than as a Liberian ship in the Republic of Liberia at the Port of Monrovia and not to do or suffer to be done anything, or omit to do anything, the doing or omission of which could or might result in such registration being forfeited, terminated or imperilled and not to register the Vessel or permit its registration under any other name, flag or at any other port or with any other numbers without the prior written consent of the Mortgagee and to procure the renewal of such registration of the Vessel as a Liberian ship with full registration at least one month before the same shall expire;
(c)	Operator
(i)	to comply and to procure that the Operator will comply with and ensure that the Vessel and the Operator at all times comply with the requirements of the ISM Code and the ISPS Code;

(ii)	immediately to inform and to procure that the Operator will inform the Mortgagee if there is any threatened or actual withdrawal, suspension, cancellation or modification of its or the Operator’s DOC, the Vessel’s SMC or the Vessel’s ISSC; and

(iii)	promptly to inform and to procure that the Operator will promptly inform the Mortgagee upon the issue to the Mortgagor or the Operator of a DOC and to the Vessel of a SMC and an ISSC;
(d)	Employment
not knowingly to employ the Vessel or suffer its employment in any trade or business whieh is forbidden by international law or is otherwise illegal or in earrying illegal or prohibited goods or in any manner whatsoever which may render the Vessel or its cargo liable to condemnation in a Prize Court or to penalty, destruction, seizure or confiscation and in the event of any major political confrontation or hostilities (whether or not war shall have been formally declared) or during any civil war or insurrection, not to carry or permit to be carried on or in the Vessel any cargo that is or may be declared contraband of war or that may render the Vessel or its cargo liable to penalty, destruction, seizure, or confiscation unless special war risks policies previously approved by the Mortgagee shall have been effected prior to undertaking any such risk and to deliver the signed cover notes in respect thereof forthwith to the Mortgagee;
(e)	Encumbrances, sale or other disposal

(i)	not without the previous consent in writing of the Mortgagee to create or suffer the creation of any Security Interest on or in respect of the Vessel to or in favour of any entity or individual other than the Mortgagee;

(ii)	not without the previous consent in writing of the Mortgagee (and then only subject to such terms as the Mortgagee may impose) to sell agree to sell transfer or abandon or otherwise dispose of the Vessel or any share or interest therein;
(f)	Prevention of and release from arrest
to pay and discharge all debts and liabilities which may give rise to maritime statutory or possessory liens on the Vessel or to claims enforceable by actions in rem against the Vessel or similar process so as to keep her free from arrest or detention and in the event of arrest or detention of the Vessel being threatened or effected forthwith to notify the Mortgagee thereof and to take all steps and to make all payments necessary to obtain the release of the Vessel from such arrest or detention within thirty days from receiving notice thereof;
(g)	Repair and Class
(i)	to maintain the Vessel in her present class and to comply with the provisions of all regulations and requirements (statutory or otherwise) from time to time applicable to the Vessel and to comply with all class recommendations of its classification society in accordance with their terms; and

(ii)	to keep the Vessel in good and efficient state of repair and procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel;
(h)	Surveys

to submit the Vessel to such periodical or other surveys as may be required for classification purposes and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof;

(i)	Inspections
to permit the Mortgagee to inspect the condition of the Vessel at all reasonable times and to give the Mortgagee sufficient notice whenever practicable of dry-dockings, surveys and major repairs so as to enable the Mortgagee’s surveyors or other entity or individual appointed by it to attend thereat and if so required to supply to the Mortgagee copies of survey reports on the Vessel;
(j)	Modification, Removal of Parts, Equipment owned by third parties not without the prior written consent of the Mortgagee to:
(i)	make any modification to the Vessel in consequence of which her structure, type or performance characteristics could or might materially be altered or her value materially reduced; or

(ii)	remove any material part of the Vessel or any equipment the value of which is such that its removal from the Vessel would materially reduce the value of the Vessel without replacing the same with equivalent parts or equipment owned by the Mortgagor free from encumbrances; or

(iii)	install on the Vessel any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Vessel and not to permit any of the foregoing by any third party;
(k)	Chartering
(i)	not without the prior written consent of the Mortgagee, which shall not unreasonably be withheld, to:
(a)	let the Vessel on demise charter for any period; or

(b)	save for the Time Charter let the Vessel on time or consecutive voyage charter or otherwise dispose of the Vessel, except for a time or consecutive voyage charter agreement for a period which does not exceed or which by virtue of any optional extensions therein contained is not likely to exceed six (6) months’ duration; or

(c)	charter the Vessel on terms whereby more than three (3) months’ hire is payable in advance;

(ii)	to maintain the Time Charter materially unamended and renew or extend the Time Charter on terms and conditions identical to the Time Charter, but in any case for charter rates acceptable to the Mortgagee;
(1)	Information

to supply to the Mortgagee on request full information regarding the Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts concerning the Vessel;

(m)	Notification of certain events

to notify the Mortgagee forthwith by letter or in case of urgency by-telefax of any accident to the Vessel involving repairs the cost whereof is likely to exceed the Major Casualty Amount, of any occurrence whereby the Vessel has or is likely to become a Total Loss, of any actual or threatened arrest, detention, seizure, confiscation or requisition of the Vessel, of any requirement of insurers, classification society or any competent authority which is not immediately carried out and of any petition or notice or meeting to consider any resolution to dissolve wind-up or liquidate the Mortgagor;

(n)	Reimbursement

to pay to the Mortgagee on demand all moneys whatsoever which the Mortgagee shall or may expend be put to or become liable for in or about the protection maintenance or enforcement of the security created by this Mortgage and the other Security Documents or in or about the exercise by the Mortgagee of any of the powers vested in it hereunder or thereunder and to pay interest thereon at the default rate as per the Financial Agreement;

(o)	Costs

to pay on demand to the Mortgagee (or as it may direct) the amount of all investigation and legal expenses of any kind whatsoever stamp duties (if any) registration fees and any other charges incurred by the Mortgagee in connection with the preparation completion registration and discharge of the Security Documents or otherwise in connection with the Outstanding Indebtedness and the security therefor and to pay interest thereon at the default rate as per the Financial Agreement;

(p)	Manager

not without the previous consent in writing of the Mortgagee (and then only on and subject to such terms as the Mortgagee may impose) to appoint a manager of the Vessel other than the Manager or amend or terminate the Management Agreement;

(q)	Repairers’ liens

not without the previous consent in writing of the Mortgagee to put the Vessel into the possession of any entity or individual for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty Amount, unless such entity or individual shall first have given to the Mortgagee and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such work or otherwise;

(r)	Payment of outgoings and evidence of payment

promptly to pay all tolls dues and other outgoings whatsoever in respect of the Vessel and her Earnings and Insurances and to keep proper books of account in respect of the Vessel and her Earnings and as and when the Mortgagee may so require to make such books available for inspection on behalf of the Mortgagee and furnish satisfactory evidence that the wages allotments the premiums for social insurances and pension contributions of the master and crew are being regularly paid and that all deductions from crew’s wages in respect of Liberian tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

(s)	Notice on board Vessel

to carry a certified copy of this Mortgage with the Vessel’s papers on board and exhibit it on demand to any person having business with the Vessel or to any representative of the Mortgagee and to place and keep prominently displayed in the chartroom and in the master’s cabin of the Vessel a notice, printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, framed, reading as follows:

“NOTICE OF MORTGAGE

This Vessel is covered by a FIRST PREFERRED SHIP MORTGAGE in favour of HOLLANDSCHE BANK-UNIE N.V. under the authority of Title 21 of the Liberian Code of Law of 1956 (as amended). Under the terms of said Mortgage, neither the Owner, any charterer nor the Master of the Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this vessel any lien whatsoever other than for crew’s wages or salvage.”; and

(t)	Libel

if a libel be filed against the Vessel or the Vessel be otherwise attached, levied upon or taken into custody by virtue of any legal proceedings in any Court, to promptly notify the Mortgagee thereof by telex or fax confirmed by a letter at its office as herein referred to and within thirty (30) days cause the Vessel to be released and all liens thereon to be discharged except for this Mortgage and promptly notify the Mortgagee within 48 (forty-eight) hours after is has become known to the Mortgagor of any average or salvage incurred by the Vessel.
6.2	Environmental Matters

The Mortgagor hereby further covenants with the Mortgagee that throughout the Security Period and unless the Mortgagee shall have otherwise agreed in writing it will:
(a)	comply, or procure compliance with, all Environmental Laws and Environmental Approvals relating to the Vessel, its operation or management and the business of the Mortgagor from time to time;

(b)	notify the Mortgagee forthwith upon:
(i)	any Environmental Claim being made against the Mortgagor, the Manager or otherwise in connection with the Vessel; and

(ii)	any Environmental Incident occurring; and

(c)	keep the Mortgagee advised, in writing on such regular basis and in such detail as the Mortgagee shall require, of the Mortgagor’s response to any such Environmental Claim or Environmental Incident.
7.	Powers of Mortgagee to protect security and remedy defaults

7.1	The Mortgagee shall without prejudice to its other rights and powers under this Mortgage and the other Security Documents be entitled (but not bound) at any time and as often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage (including, without limitation, such action as is referred to in clause 7.2) and each and every expense, liability, or loss (including, without limitation, legal fees) so incurred by the Mortgagee in or about the protection or maintenance of the said security together with default interest as per the Financial Agreement payable thereon shall be repayable to it by the Mortgagor on demand.

7.2	Without prejudice to the generality of clause 7.1:
(a)	if the Mortgagor does not comply with the provisions of clause 6.1 (a) the Mortgagee shall be entitled (but not bound) to effect or to replace and renew and thereafter to maintain the Insurances in such manner as in its discretion it may think fit and to require that all policies, contracts and other records relating to the Insurances (including details of any correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate and to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Mortgagor) all such proceedings in connection therewith as the Mortgagee in its absolute discretion may think fit and to permit the brokers through whom the collection or recovery is effected to charge the usual brokerage therefor; and

(b)	if the Mortgagor does not comply with the provisions of clauses 6.1(g), 6.1(h) and 6.1(i) or any of them the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs to and/or surveys of the Vessel as it deems expedient or necessary; and

(c)	if the Mortgagor does not comply with the provisions of clauses 6.1(f) and 6.l(r) or any of them the Mortgagee shall be entitled (but not bound) to pay and discharge all such debts, damages and liabilities and all such tolls, dues, taxes, assessments, charges, fines, penalties and other outgoings as are therein mentioned and/or to take any such measures as it deems expedient or necessary for the purpose of seeuring the release of the Vessel.
8.	Events of Default

Upon the happening of any of the following events the Outstanding Indebtedness shall immediately become due and payable to the Mortgagee without notice and without the necessity of any Court declaration to the effect that an Event of Default has taken place:
(a)	Non-payment

any of the Security Parties shall fail to pay on the due date (or before the expiry of any grace period applicable thereto) any sum due under any Security Document; or

(b)	Misrepresentation

any representation or warranty made by any of the Security Parties in any Security Document or any notice, certificate or statement made or delivered hereunder or thereunder is or proves to have been incorrect in any material respect when made, or if replaced at any time during the continuance of this Mortgage with reference to the facts subsisting at such time, would no longer be correct and accurate in all material respects; or

(c)	Other obligations

any of the Security Parties defaults in the due performance and observance of any of the terms, undertakings or conditions of — or the due compliance with its obligations under — any Security Document and, if and only if such default other than set out under clause 8(a) is capable of remedy, such default is not remedied within 30 (thirty) days; or

(d)	Cross-default

any loan, debt, guarantee or other obligation constituting indebtedness of any of the Security Parties becomes due prior to its specified maturity by reason of default (unless such default is caused solely by the Vessel becoming a Total Loss) or is not paid when due or any of the Security Parties is otherwise in material breach of or default under any agreement, deed or mortgage under or pursuant to which such indebtedness was incurred unless in any such case the non-payment, breach or default is remedied within 30 (thirty) days; or

(e)	Distress

a distress or other execution is levied or sued out upon or against any part of the property of any of the Seeurity Parties and is not discharged within 30 (thirty) days of having been so levied or sued out; or

(f)	Insolvency

any of the Security Parties suspends or threatens to suspend its operations or transfers or disposes of all or a substantial part of its undertakings or assets or transfers its business to another country or ceases to pursue its corporate objeets or changes its corporate statute in any material way; or

(g)	any of the Security Parties (i) is unable or admits in writing their inability to pay its lawful debts as they mature, or (ii) makes a general assignment or pledge for the benefit of or a composition with its creditors; or

(h)	an application is made to, or any proceedings are commenced in or any order or judgement is given by any court for the liquidation, winding-up, reorganisation or reconstruetion (where, in the opinion of the Mortgagee, such reorganisation or reconstruction might prejudice the Mortgagee’s position hereunder or under any of the Security Documents) of any of the Security Parties or for the appointment of a receiver, trustee, liquidator, administrator or administrative receiver or similar officer of any of the Security Parties or any part of its assets; or

(i)	any of the Security Parties is adjudicated bankrupt or insolvent or files a voluntary petition in bankruptcy or insolvency; or

(j)	Authorisation

any authorisation, approval, consent, licence, exemption, registration, notification or other requirement of any governmental or public body necessary for the validity, enforceability or legality of any Security Document or the performance thereof is not being obtained or, if obtained, ceases for any reason to be in full force and effect; or

(k)	Total Loss, change ownership or registration of the Vessel

the Vessel becomes Total Loss, there is any change in the ownership of the Vessel or the Vessel ceases to be registered under the Liberian flag; or

(1)	Change shareholder or control; material change of directorship or management without the prior written consent of the Mortgagee there is after the date hereof any change in the shareholding or control in or any material change in the directorship or management of any of the Security Parties; or

(m)	Breach or termination charterpartv

the Mortgagor defaults in the performance of any charterparty of the Vessel in any material way or any charterparty of the Vessel terminates for any reason other than the due performance in accordance with its terms or as a result of a Total Loss unless (i) the Mortgagor has entered into a new charter party on terms and conditions acceptable to the Mortgagee within 14 (fourteen) days after the charter party has been terminated or (ii) the Mortgagee has prior to the termination approved in writing the termination of the charter party by the Mortgagor; or

(n)	Unenforceability

any of the Mortgagee’s rights or powers of enforcement against or in respect of the Vessel under any Security Document becomes unenforceable; or

(o)	Unlawfulness

the due performance in accordance with its terms of any Security Document becomes illegal or impossible under the law of the country of incorporation of any party thereto; or

(p)	Change of law and governmental measure

the law or its interpretation changes or a governmental measure is taken which affects or may affect any of the Security Documents, and/or the underlying value thereof, and the parties to such documents and the Mortgagee shall not have reached within a reasonable period a written agreement adjusting the relevant provisions and/or securities, on such a basis that the position of the Mortgagee is not detrimentally affected; or
(q)	Material Adverse Change

a Material Adverse Change occurs, or any events or circumstances arise which, in the reasonable opinion of the Mortgagee, give grounds for belief that a Material Adverse Change will occur; unless such events or circumstances are capable of remedy and are remedied within 30 (thirty) days of the day the Mortgagee was given notice to any of the Security Parties; or

(r)	Other events of default

if the Outstanding Indebtedness becomes immediately due and payable to the Mortgagee in accordance with the provisions of the Financial Agreement or any of the other Security Documents.
9	Enforceability and Mortgagee’s powers

Upon the happening of any Event of Default the Mortgagee shall become forthwith entitled to enforce the security created by this Mortgage without prior notiee and in any manner available to it and in such sequence as the Mortgagee may in its absolute discretion prefer and when it may see fit to put into force and to exercise all or any of the rights powers and remedies conferred upon mortgagees by law and/or possessed by it as mortgagee and chargee of the Vessel by virtue of this Mortgage and in particular (without limiting the generality of the foregoing):
(a)	to take possession of the Vessel;

(b)	to require that all policies, contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate;

(c)	to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of the Earnings or any Requisition Compensation and to take over or institute (if necessary using the name of the Mortgagor) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(d)	to discharge compound release or compromise claims against the Mortgagor in respect of the Vessel which have given or may give rise to any charge or lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;

(e)	to terminate any charterparty in respect of the Vessel without being responsible for any loss thereby occurred;

(f)	to sell the Vessel or any share therein with or without prior notice to the Mortgagor and with or without the benefit of any charterparty or other contract for her employment by public auction or private contract at such place and upon such terms as the Mortgagee in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof;

(g)	to manage, insure, maintain and repair the Vessel and to employ or lay up the Vessel in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangement respecting the Vessel her insurance management maintenance repair classification and employment in all respects as if the Mortgagee was the owner of the Vessel and without being responsible for any loss thereby incurred;

(h)	to recover from the Mortgagor on demand any such losses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under sub-clause (g) of this clause with interest thereon at the default rate as per the Financial Agreement from the date when such losses were incurred by the Mortgagee until the date of payment whether before or after any relevant judgment;

(i)	to recover from the Mortgagor on demand all expenses payments and disbursements incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid together with interest thereon at the default rate as per the Financial Agreement from the date when such expenses payments or disbursements were incurred by the Mortgagee until the date of payment whether before or after any relevant judgment
PROVIDED ALWAYS that (i) the Mortgagee shall not be liable as mortgagee in possession in respect of the Vessel to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such and (ii) upon any sale of the Vessel or any share therein by the Mortgagee pursuant to sub-clause (f) of this clause the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

10	Application of Moneys

Upon the happening of any Event of Default the Mortgagee shall become forthwith entitled as and when it may see fit to apply any amounts received by it from the Mortgagor and the Mortgagee shall similarly be entitled to apply any amounts received by it in respect of:
(a)	sale of the Vessel or any share therein;

(b)	recovery under the Insurances;

(c)	any Earnings or moneys received pursuant to the provisions of clause 9.(g);

(d)	any Requisition Compensation,
in the manner as specified in the Financial Agreement.
11	Omissions or Delay

No delay, indulgence or omission of the Mortgagee to exercise any right power or remedy vested in it under the Security Documents or any of them shall in any way prejudice or impair such right power or remedy or be construed as a waiver of or as acquiescence in any default by the Mortgagor and in event of the Mortgagee at any time agreeing to waive any such right power or remedy such waiver shall be revocable by the Mortgagee at any time and the right power or remedy shall thereafter be again exercisable as though there had been no such waiver.

12	Delegation of Powers

The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by the Security Documents or any of them (including the powers vested in it by virtue of clause 7.2(a) and clause 14) in such manner upon such terms and to such entities or individuals as the Mortgagee in its absolute discretion may think fit.

13	Indemnity

13.1	The Mortgagor hereby agrees and covenants to indemnify the Mortgagee against all losses actions claims expenses demands obligations and liabilities whatsoever and whensoever arising which the Mortgagee may incur in respect of, in relation to or in connection with the Vessel or otherwise, howsoever, in relation to or in connection with any of the matters dealt with in the Security Doeuments or any of them.

13.2	The Mortgagor hereby agrees and undertakes to indemnify the Mortgagee on demand against all losses, actions, claims, expenses, demands, obligations and liabilities sustained or incurred as result of or in connection with any Environmental Claim being made against the Mortgagee or otherwise howsoever arising out of any Environmental Incident.

14	Power of Attorney

14.1	The Mortgagor, by way of security and in order more fully to secure the performance of the Mortgagor’s obligations under this Mortgage, hereby irrevocably appoints the Mortgagee as its attorney during the Security Period for the purposes of:
(a)	doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Mortgagor itself could do, execute, sign or register in relation to the Vessel (including without limitation, transferring title to the Vessel to a third party and deleting the Vessel from the Liberian Ships Registry); provided, however, that such power shall not be exercisable by or on behalf of the Mortgagee until this Mortgage shall have become immediately enforceable pursuant to clause 9; and

(b)	executing, signing, perfecting, doing and (if required) registering every such further assurance document, act or thing as is referred to in clause 15.
14.2	The exercise of such power as is referred to in clause 14.1 (a) by or on behalf of the Mortgagee shall not put any entity or individual dealing with the Mortgagee upon any enquiry as to whether this Mortgage has become enforceable nor shall such entity or individual be in any way affected by notice that this Mortgage has not become enforceable and, in relation to both clauses 14.1(a) and 14.1(b), the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

15	Further Assurance

The Mortgagor hereby further covenants at its own expense from time to time to execute, sign, perfect, do and (if required) register any such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Vessel or perfecting the security constituted or intended to be constituted by the Security Documents.

16	Discharge amount; maturity date

For the purpose of recording this Mortgage as required by Chapter 3 of Title 21 of the Liberian Code of Law of 1956 (as amended), the total amount of this Mortgage is USD 66,725,000 (sixty-six million seven hundred and twenty-five thousand United States Dollars) together with interest thereon, fees, commissions and performance of mortgage covenants, and the date of maturity is the 31st day of August day of 2018, and the discharge amount is the same as the total amount.

17	Partial Invalidity

If at any time any one or more of the provisions in this Mortgage is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Mortgage shall not be in any way affected or impaired thereby.

18	Notices

18.1	Any notice or other communication under or in connection with this Mortgage shall be in writing and delivered by hand or sent by facsimile, by courier, or by registered mail to:

the Mortgagor:
—	ADVENTURE ELEVEN S.A.

—	c/o FREE BULKERS S.A.

—	Akti Miaouli 93

—	Piraeus 185 382

—	Greece

—	telephone: +30 210 4528770

—	fax: +30 210 4291100
the Mortgagee:
—	HOLLANDSCHE BANK-UNIE N.V.

— —	Coolsingel 104 3011 AG Rotterdam

—	the Netherlands or

—	P.O. Box 249

—	3000 AE Rotterdam

— —	the Netherlands telephone: +31 10 2820282

—	fax: +31 10 2820399.
18.2	Any such notice or other communication shall be deemed to have been duly given or made as follows:
(a)	if sent by personal delivery, upon delivery at the address of the relevant party;

(b)	if sent by courier service or registered mail three (3) Business Days after the date of dispatch; and

(c)	if sent by facsimile, when dispatched.
Any communication by facsimile sent by the Mortgagor to the Mortgagee shall be confirmed by letter if so required by the Mortgagee.
19	Law and jurisdiction

19.1	This Mortgage shall be governed by and construed in accordance with the laws of the Republic of Liberia.

19.2	Subject to clause 19.3, the courts of Rotterdam, the Netherlands shall have exclusive jurisdiction in relation to all matters which may arise out of or connection with this Mortgage with the exclusion of any other court of law.

19.3	For the exclusive benefit of the Mortgagee the Mortgagor agrees that the Mortgagee reserves the right to commence proceedings in relation to any matter which arises out of or in connection with this Mortgage in the courts of any place in the Netherlands other than Rotterdam or any country other than the Netherlands and which have jurisdiction to that matter.

19.4	In this clause 19 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

19.5	The Mortgagor hereby agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it, if served on it at the address specified in clause 18.1.
IN WITNESS whereof the Mortgagor has caused this Mortgage to be duly executed the day and year first written.

SIGNED by: /s/ Kurt B. Plankl as: attorney-in-fact for ADVENTURE ELEVEN S.A. in the presence of:	) ) ) ) )	/s/ Kurt B. Plankl

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     On this 1st day of September, in the year 2008, before me, the undersigned, a Notary Public in and for said State, personally appeared Kurt B. Plankl, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kassandra Savicki

KASSANDRA SAVICKI
Notary Public, State of New York
No. 02SL6110523 Qualified in New York County
Commission Expires May 24, 2012

Exhibit A

      HOLLANDSCHE
                               BANK-UNIE N.V.
CREDIT AGREEMENT
The undersigned:
1.	Adventure Two S.A.. established in Majuro, Marshall Islands,
Adventure Three S.A., established in Majuro, Marshall Islands,
Adventure Seven S.A.. established in Majuro, Marshall Islands,
Adventure Eleven S.A.. established in Monrovia, Liberia,
	hereinafter (together and individually) referred to as ‘the Borrower’,	(new)

2.	HOLLANDSCHE BANK-UNIE N.V., having its registered office in Rotterdam, the Netherlands, hereinafter referred to as ‘HBU’.
Have agreed as follows:
On the basis of the information supplied to HBU, the Borrower is granted a facility on the terms and conditions and at the rates and charges stated in this agreement and the appendix hereto. The facility is granted to finance the Borrower’s business activities.

Facility amount	USD	66,725,000	(was USD 32,125,000)

Breakdown of facility amount
Overdraft facility I	USD	2,500,000
Overdraft facility II	USD	1,375,000
Overdraft facility III	USD	3,000,000
Overdraft facility IV	USD	34,600,000		(new)
8-year rollover loan	USD	25,250,000	(outstanding amount)
(principal amount USD 27,000,000)
Overdraft facility I, II and IV
The credits may also be used for drawing short-term loans in USD. The terms and conditions governing these short-term loans will be incorporated in a separate short-term loan agreement.
Reduction scheme overdraft facility I
Except for earlier alteration, the limit of the overdraft facility will be reduced in successive three-monthly instalments according to the below schedule:

I instalment of USD 500,000 on 27 September 2008 and

1 instalment of USD 2,000,000 on 27 December 2008
Reduction scheme overdraft facility II
Except for earlier alteration, the limit of the overdraft facility II will be reduced by USD 125,000 per quarter to nil. The next reduction will be on 27 September 2008.
Reduction scheme overdraft facility III
(amendment)
The Borrower may draw under this credit when the overdraft facility IV has been repaid.
Except for earlier alteration, the limit of the overdraft facility III will be reduced to nil on 1 april 2016.
[ILLEGIBLE]

     HOLLANDSCHE
                               BANK-UNIE N.V.
Reduction scheme overdraft futility IV
(new)
Except for earlier alteration, the limit of the overdraft facility will be reduced in successive three-monthly instalments according to the below schedule:
3 instalments of USD 2,500,000, beginning on 1 November 2008 and
1 instalment of USD 31,500,000 on 1 August 2009
The 8-year rollover loan
This loan will be continued unaltered and on the existing terms and conditions, with the proviso that it will now also he subject to the joint and several liability of Adventure Eleven S.A.
(amendment)
Rates and charges

Overdraft facility I, II, III and IV

(amendment)
—	Current variable USD debit interest rate, based on the market rate, will be 3.76%.

—	Short term loans: libor + 1.30%.

—	Short term loans: libor + 1.25%, when Borrower will conclude an IRS or CAP.
Overdraft facility IV
(new)

— Upfront fee: 0.6% of the principal amount
The upfront fee will be charged after this Credit Agreement has been signed.

— Commitment fee 0.65% per annum
Commitment fee will be charged over the undrawn part of the overdraft facility IV. beginning on 1 September 2008.
Security and covenants
—	First preferred mortgage, on the vessel m.v. “Voge Kacja” to be renamed m.v. “Free Maverick”, registered under the flag of Liberia. IMO number 9157416. Fuller details will be included in the mortgage deed. On this mortgage the laws of Liberia will be applicable.
(new)

—	First preferred mortgage of USD 3,700,000 on the vessel m.v. “Free Destiny”, registered under the flag of the Marshall Islands. IMO number 8128157, call letters V7GD9. Fuller details are included in the mortgage deed. On this mortgage the laws of the Marshall Islands are applicable.

—	Second preferred mortgage on the vessel m.v. “Free Destiny”, registered under the flag of the Marshall Islands. IMO number 8128157, call letters V7GD9. Fuller details are included in the mortgage deed. On this mortgage the Jaws of the Marshall Islands are applicable.

—	Third preferred mortgage on the vessel m.v. “Free Destiny”, registered under the flag of the Marshall Islands. IMO number 8128157, call letters V7GD9. Fuller details will he included in the mortgage deed. On this mortgage the laws of the Marshall Islands are applicable,
(new)

[ILLEGIBLE]

     HOLLANDSCHE
                               BANK-UNIE N.V.
First preferred mortgage of USD 6,000.000 on the m.v, “Free Envoy”, registered under the flog of the Marshall Islands. Official number 2161, call letters V7GR6. Fuller details are included in the mortgage deed. On this mortgage the laws of the Marshall Islands are applicable.
Second preferred mortgage on the m.v. “Free Envoy”, registered under the flag of the Marshall Islands. Official number 2161. call letters V7GR6. Fuller details ave included in the mortgage deed. On this mortgage the laws of the Marshall Islands are applicable.
Third preferred mortgage on the m.v. “Free Envoy’, registered under the flag of the Marshall Islands. Official number 2161. call letters V7GR6- Fuller derails will be included in the mortgage deed. On this mortgage the laws of the Marshall Islands are applicable.
(new)
First preferred mortgage of USD 38,500.000 on the m.v. “Free Knight”, registered under the flag of the Common wealth of die Bahamas, Official number 9300831 call letters VRCC3. Fuller details are included in the mortgage deed. On this mortgage the laws of the Marshall Islands are applicable.
Second preferred mortgage on the m.v, “Free Knight”, registered under the flag of the Common wealth of the Bahamas. Official number 9300831 call letters VRCC3. Fuller details will be included in the mortgage deed. On this mortgage the laws of the Marshall Islands are applicable.
(new)
Joint and several liability of all parties named under 1. above, pursuant to 1.4 of the HBU General Credit Provisions.
Independent Corporate Guarantee of USD 63,725,000, plus interest and costs, from FreeSeas Inc. established in Majuro, Marshall Islands.

(amendment)
Pledge of rights and earnings under time charter contracts concluded or to be concluded.
Pledge of rights under hull and machinery insurance policy.
Pledge of rights under protection and indemnity risk insurance policy.
To the extent the Borrower is not already obliged to do so on any other basis, the Borrower herehy further undertakes to provide HBU with all of the following security as security for the obligations referred to in 1.3.1 of the HBU General Credit Provisions:
— a right of pledge on all assets referred to in Article 18 of die General Banking Conditions of HBU.
In order to effectuate the above, the Borrower hereby pledges to HBU to the extent not already pledged to HBU pursuant to Article 18 of the General Banking Conditions of HBU, the present and future debts owing — as regards future debts, the pledge being made in advance — by HBU lo the Borrower as security as stated above. The Borrower hereby grants HBU a power of attorney to pledge these debts, at any time and repeatedly, to itself on behalf of the Borrower. This power of attorney is unconditional and irrevocable.

     HOLLANDSCHE
                               BANK-UNIE N.V.
—	a right of pledge on the rights of recourse and the subrogated rights arising pursuant to the joint and several liability referred to in 1.4.3 of the HBU General Credit Provisions. In order to effectuate the above, the Borrower hereby pledges to HBU, to the extent not already pledged to HBU in accordance with 1.4.3. of the HBU General Credit Provisions, his aforementioned rights of recourse as security as stated above. If the Borrower is subrogated to the rights of HBU, HBU reserves a pledge on the subrogated rights as security as stated above.

HBU hereby accepts the above rights of pledge. This Credit Agreement constitutes a notice of these pledges to the other parties referred to as the Borrower and to HBU.
Other provisions
—	With a view to the continuity of the Borrower’s business, HBU deems it necessary that, as from the end 2008:
—	the Interest Coverage Ratio of Freeseas Inc. must amount to at least 2.5;

—	the Debt Service Cover Ratio of Freeseas Die. is not less than l.l.

—	the Gearing of Freeseas Inc. must amount to maximum 2.5;

—	out of the Excess Cash of the Borrowers 50% has to be used to save as extra repayment on overdraft facility IV. (new)
These criteria must be satisfied throughout the facility period.
—	All definitions concerning this Credit Agreement are stated in the Appendix B.

—	In case of a sale of the m.v. “Free Envoy” or the m.v. “Free Destiny” any outstanding balance under Borrower’s
—	the corresponding overdraft facility I or II will be fully repaid,

—	the balance will be repaid on the overdraft facility IV. and

—	any remaining balance will be repaid on the rollover loan. (amendment)

—	The vessels will be safely operated and maintained and will in any case always be in class (acceptable IACS members) during the loan period.

—	Borrower will give HBU a time charter agreement with respect to the new vessel for inspection. The contents, a contract of at least 1 year at a rate of at least USD 30,000 a day. must be acceptable to HBU.
(new)

—	Borrower will give HBU the time charter agreements for inspection. The contents thereof must be acceptable to HBU.

—	Borrower will give HBU the time charter agreement with respect to the m.v. “Free Envoy” for inspection. The contents, a contract of at least 1 year at a rate of at least USD 25.000 a day, must he acceptable to HBU.
(new)

—	The loan to value ratio must not exceed 70% at any moment. The loan to value ratio means the total outstanding facilities of the Borrower with HBU divided by actual valuation results of the vessels mortgaged in favour of HBU.
Until 1 August 2009 the MV “Free Envoy” and MV “Free Destiny” may be taken into account, after this date however no longer.

(amendment)
[ILLEGIBLE]

     HOLLANDSCHE
                               BANK-UNIE N.V.
—	The Borrower will submit once a year to HBU a valuation report of the mortgaged vessels. The contents must be acceptable to HBU.

—	All relations between the Borrower and HBU shall be subject to the General Banking Conditions of HBU. in addition, the credit relationship concerned shall also be subject to the HBU General Credit Provisions of July 2006, attached to this Credit Agreement. By signing this Credit Agreement the Borrower declares that he has received a copy of the General Banking Conditions and the HBU General Credit Provisions and is fully aware of the contents thereof.
Signature:
Rotterdam, 12 August 2008

HOLLANDSCHE BANK-UNIE N.V.

/s/ [ILLEGIBLE] Marshall Islands, Majuro	14/8/2008

/s/ Ion Varouxakis Adventure Two S.A.	/s/ Ion Varouxakis Adventure Three S.A.

/s/ Ion Varouxakis Adventure Seven S.A.

Liberia, Monrevia	14/8/2008

/s/ Ion Varouxakis

     HOLLANDSCHE
                               BANK-UNIE N.V.
APPENDIX B
Definitions
Adjusted Balance Sheet Total means, total assets minus the sum of (a) intangible assets, (b) deferred tax assets, (c) participating interests, (d) receivables from shareholders and/or directors and (e) shares held in the own company, as shown in the Annual Accounts.
Annual Accounts means. Freeseas Inc.’s annual accounts, consisting of the consolidated balance sheet, profit and loss account and accompanying notes, including an unqualified audit certificate, drawn up by Price Waterhouse Coopers or comparable (acceptable to HBU) in accordance with the calculation bases and accounting principles applied in the Freeseas Inc.’s consolidated annual accounts for the financial year 2006;
Capital Expenditure means, expenditure that should be treated as capital expenditure in accordance with GAAP.
Consolidated EBIT means, in respect of any Relevant Period, the consolidated net operating profit of FreeSeas Inc. plus corporation tax or other taxes on income or gains, plus Net Interest Expense in respect of that Relevant Period, plus extraordinary and/or non-operational costs and charges less extraordinary and/or non-operational income or gains in respect of tliat Relevant Period.
Consolidated EBITDA means, in respect of any Relevant Period, Consolidated EBIT for that Relevant Period plus depreciation and die amount attributable to amortisation of goodwill and any other intangible assets (including capitalised transaction costs) during that Relevant Period.
Consolidated Net Finance Charges means, for any Relevant Period, the aggregate amount of the accrued interest, arrangement fee and other amounts in the nature of interest in respect of all borrowings whether paid, payable or capitalised by FreeSeas Inc. in respect of that Relevant Period:
excluding any such obligations owed to FreeSeas Inc.;
including the interest element of leasing and hire purchase payments under any such contract which would, in accordance with the accounting principles, be treated as a finance or capital lease;
including any accrued commission, fees, discounts and other finance payments payable by FreeSeas Inc. under any interest rate hedging arrangement, if any:
deducting any accrued commission, fees, discounts and other finance payments owing to FreeSeas Inc, under any interest rate hedging instrument, if any;
deducting any accrued interest owing to FreeSeas Inc. on any deposit or bank account; excluding any acquisition costs.
Consolidated Total Bank Debt means, at any time, the aggregate amount of all obligations of FreeSeas Inc. for or in respect of borrowings with any bank but:
excluding any such obligations to FreeSeas Inc.:
including, in the case of finance leases, only the capitalised value therefore (no amount shall be excluded or included more than once), less the total amount of the credit balance of the accounts which Borrower holds with HBU.

     HOLLANDSCHE
                               BANK-UNIE N.V.
Consolidated Total Bank Debt/Consolidated EBITDA Ratio means, in relation to any Relevant Period, the Consolidated Total BankDebt divided by Consolidated EBITDA for such Relevant Period.
Debt Service Cover Ratio means, in relation to any Relevant Period, Free Operating Cash Flow lor such Relevant Period divided by Net Total Debt Service for such Relevant Period.
Excess Cash means, in respect of any Relevant Period, Free Operating Cash Flow for that Relevant Period minus Net Total Debt Service for that Relevant Period minus any voluntary prepayments made in respect of this Credit Agreement in that Relevant Period,
Financial Indebtedness means, without double counting:
—	any indebtedness for or in respect of indebtedness for borrowed money;

—	any documentary credit facility;

—	any treasury transaction or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and the amount of the financial indebtedness in relation to any such transaction shall be calculated by reference to the marked-to-market valuation of such transaction at the relevant time; and

—	any guarantee, indemnity, bond, standby letter of credit or any other instrument issued in connection with the performance of any contract or other obligation.
Financial Year means, annual accounting period of FreeSeas Inc. ending on 31 December in each year.
Free Operating Cash Flow means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period after;
adding:
—	any decrease in the amount of Working Capital:

—	any cash receipt in respect of any exceptional or extraordinary item (including, without limitation, the proceeds of the sale of any assets other than material part of the business disposal proceeds or the proceeds from the disposal of a material asset);

—	any increase in provisions, other non-cash debits and other non-cash charges taken into account in establishing Consolidated EBITDA;
and deducting:
—	any amount of Capital Expenditure actually made by FreeSeas Inc.;

—	any increase in the amount of Working Capital;

—	any cash payment in respect of any exceptional or extraordinary item;

—	any amount actually paid or due and payable in respect of taxes on the profits of FreeSeas Inc.;

—	any decrease in provisions and other non-cash credits taken into account in establishing Consolidated EBITDA;
and so that no amount shall be included more than once.
[ILLEGIBLE]

     HOLLANDSCHE
                               BANK-UNIE N.V.
Gearing means, total debt divided by Tangible Net Worth.
Interest Coverage Ratio means, in relation to any Relevant Period. Consolidated EBIT for such Relevant Period divided by the sum of Consolidated Net Finance Charges for such Relevant Period.
Interest Expense means, in respect of any Relevant Period and any Financial Indebtedness of FreeSeas Inc. referred to in the definition of Total Net Debt, the aggregate of all continuing, regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Financial Indebtedness in respect of such relevant period (but not agency or underwriting fees) including:
—	gross interest and arrangement fee on any form of such Financial Indebtedness which lias accrued as an obligation of FreeSeas Inc. during that Relevant Period, including the interest element of finance leases; and

—	the consideration given by FreeSeas Inc. during that Relevant Period by way of discount in connection with such Financial Indebtedness by way of acceptance credit, bill discounting or other like arrangement.
GAAP means the generally accepted accounting principles in the Netherlands.
Net Interest Expense means, in respect of any Relevant Period, interest Expense for such Relevant Period less interest, commission, fees, discounts and other finance charges receivable (during that Relevant Period (including interest, commission, fees, discounts and other finance charges receivable under the hedging arrangement).
Net Total Debt Service means, in respect of any Relevant Period, the aggregate of:
—	Net Interest Expense for such Relevant Period; and

—	all scheduled repayments of capital or principal under the terms of any Financial Indebtedness of FreeSeas Inc. (excluding any Financial Indebtedness owed by FreeSeas Inc. to any other member of FreeSeas Inc.) in each case which fall due during that Relevant Period.
Quarterly Accounts means Borrower’s consolidated balance sheet, profit and loss account, and compliance certificate, in accordance with the calculation bases and accounting principles applied in the Borrowers consolidated Annual Accounts for the Financial Year.
Relevant Period means each period of twelve months ending on the last day of each of FreeSeas Inc.’s calendar quarter starting with the period of twelve months ending on 31 December 2006,
Total Net Debt means, in respect of any Relevant Period, the aggregate of all outstanding Financial Indebtedness of FreeSeas Inc. us at the last day of such Relevant Period and less all Cash as at the last day of such Relevant Period.

- «
     HOLLANDSCHE
                               BANK-UNIE N.V.
Tangible Net Worth means, issued and paid-up share capital plus reserves, deferred tax liabilities and loans subordinated to Freeseas lnc.’s debts to HBU, minus intangible assets, deferred tax assets, participating interests, receivables from shareholders and/or directors and shares Freeseas Inc. holds in his own company, as shown in the annual accounts.
Test Date means, in respect of any Relevant Period, the dates on which HBU shall review the Annual Accounts and/or Quarterly Accounts in order to assess the Excess Cash, Consolidated Total Bank Debt/Consolidated EBITDA Ratio. Debt Service Cover Ratio, Interest Cover Ratio and any other financial ratio which HBU deems necessary with a view to the continuity of the Borrower’s business. HBU shall assess the Consolidated Total Bank Debt/Consolidated EBITDA Ratio, Debt Service Cover Ratio and Interest Cover Ratio quarterly on a rolling 12 month basis and based on the Quarterly Accounts. HBU shall assess the Excess Cash once a year based on the Annual Accounts. Said assessment shall always take place within 30 days after receipt by HBU of the Annual Accounts and/or Quarterly Accounts.
Working Capital means trade and other debtors in respect of operating items of any member of FreeSeas Inc., plus prepayments and stock, less trade and other creditors in respect of operating items of FreeSeas Inc. and less accrued expenses and accrued costs of FreeSeas Inc.,

OFFICE OF THE DEPUTY COMMISSIONER OF
MARITIME AFFAIRS OF THE REPUBLIC OF
LIBERIA
I, HEREBY CERTIFY THAT the within is a true copy of the instrument received for record-and recorded in this office in BOOK PM 60 at PAGE 469 on; 1 Day, September Month, 2008 Year At 7:47, A.M. E.D.S.T.
[ILLEGIBLE]
Name of Vessel: Free Maverick

Official Number: 13999

GIVEN under my hand and seal this 1 day of September, 2008 /s/ [ILLEGIBLE] Deputy Commissioner of Maritime Affairs of the Republic of Liberia
RLM-249 Rev. 1798